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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Mangano        Ross            J.        |   USRT                                          |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
112 West Jefferson Boulevard, Suite 613  |   (Voluntary)         |     02/2002             |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
South Bend     Indiana           46601   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |    75,000   |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |   949,401   |    I     |   (1)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |    62,500   |    I     |   (2)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |    62,500   |    I     |   (3)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |    62,500   |    I     |   (4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |              |       |       |        |      |          |    62,500   |    I     |   (5)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                  REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |    60,000 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    |  73,621|         |Immed. | 2/21/05|  Com.  |    73,621 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. | 8/28/03|  Com.  |    17,543 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |   233,333 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    | 307,831|         |Immed. | 2/21/05|  Com.  |   307,831 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |    29,166 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    |  35,788|         |Immed. | 2/21/05|  Com.  |    35,788 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |    29,166 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    |  35,788|         |Immed. | 2/21/05|  Com.  |    35,788 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |    29,166 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    |  35,788|         |Immed. | 2/21/05|  Com.  |    35,788 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $4.00     |          |       |    |        |         |Immed. |10/02/03|  Com.  |    29,166 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    |  35,788|         |Immed. | 2/21/05|  Com.  |    35,788 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $3.25     |          |       |    |        |         |Immed. |08/15/05|  Com.  |   123,077 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $3.25     |          |       |    |        |         |Immed. |09/25/05|  Com.  |   124,615 |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants                |   $1.00     |02/21/2002|  J(6) |    | 303,923|         |Immed. | 2/21/05|  Com.  |   303,923 |        (6)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
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9. Number of      |    10. Ownership Form  |       11. Nature of
   Derivative     |        of Derivative   |           Indirect
   Securities     |        Securities      |           Beneficial
   Beneficially   |        Beneficially    |           Ownership
   Owned at End   |        owned at end    |           (Instr. 4)
   of Month       |        of month        |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
    133,621       |           D            |
------------------|------------------------|------------------------------
    133,621       |           D            |
------------------|------------------------|------------------------------
    558,707       |           I            |             (1)
------------------|------------------------|------------------------------
    558,707       |           I            |             (1)
------------------|------------------------|------------------------------
    558,707       |           I            |             (1)
------------------|------------------------|------------------------------
     64,954       |           I            |             (2)
------------------|------------------------|------------------------------
     64,954       |           I            |             (2)
------------------|------------------------|------------------------------
     64,954       |           I            |             (3)
------------------|------------------------|------------------------------
     64,954       |           I            |             (3)
------------------|------------------------|------------------------------
     64,954       |           I            |             (4)
------------------|------------------------|------------------------------
     64,954       |           I            |             (4)
------------------|------------------------|------------------------------
     64,954       |           I            |             (5)
------------------|------------------------|------------------------------
     64,954       |           I            |             (5)
------------------|------------------------|------------------------------
    551,615       |           I            |             (7)
------------------|------------------------|------------------------------
    551,615       |           I            |             (7)
------------------|------------------------|------------------------------
    551,615       |           I            |             (7)
------------------|------------------------|------------------------------


Explanation of Responses:

                                                                                          /s/ Ross J. Mangano               3/12/02
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person**     Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


(1)       Shares of common stock and warrants to purchase common stock are owned by Jo & Co., which Mr. Mangano may be deemed to be beneficial owner of in his capacity as its Executive Officer. Mr. Mangano disclaims any beneficial ownership of these shares or warrants, except to the extent that he may have a pecuniary interest.


(2)      Shares of common stock and warrants to purchase common stock are owned by the Gertrude Oliver Cunningham
Trust, which Mr. Mangano may be deemed to be beneficial owner of in his capacity as its trustee.   Mr. Mangano
disclaims any beneficial ownership of these shares or warrants, except to the extent that he may have a pecuniary interest.


(3)      Shares of common stock and warrants to purchase common stock are owned by the James Oliver II Trust,
which Mr. Mangano may be deemed to be beneficial owner of in his capacity as its trustee.   Mr. Mangano disclaims
any beneficial ownership of these shares or warrants, except to the extent that he may have a pecuniary interest.


(4)      Shares of common stock and warrants to purchase common stock are owned by the James D. Oliver, Jr.
Trust, which Mr. Mangano may be deemed to be beneficial owner of in his capacity as its trustee.   Mr. Mangano
disclaims any beneficial ownership of these shares or warrants, except to the extent that he may have a pecuniary interest.


(5)      Shares of common stock and warrants to purchase common stock are owned by the Susan C. Oliver Trust,
which Mr. Mangano may be deemed to be beneficial owner of in his capacity as its trustee.   Mr. Mangano disclaims
any beneficial ownership of these shares or warrants, except to the extent that he may have a pecuniary interest.


(6)      These warrants were issued to the persons named in this Form 4 in connection with a $16,436,150 loan made by the Gertrude Oliver Cunningham Trust, the James Oliver II Trust, the James D. Oliver, Jr. Trust and the
Susan C. Oliver Trust to the issuer in connection with the issuer's recent acquisition of Cypress Communications,
Inc.  The warrants were issued without additional consideration being paid to the issuer.


(7)      Warrants to purchase Common Stock are owned by Troon & Co., which Mr. Mangano may be deemed to be beneficial owner of in his capacity as partner and trustee.  Mr. Mangano disclaims any beneficial ownership of these warrants, except to the extent that he may have a pecuniary interest.



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